- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TRANSMATION, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  JOHN A. MISIASZEK, VICE PRESIDENT - FINANCE
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:_______

     (2) Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1__________________________________

     (4) Proposed maximum aggregate value of transaction:______________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:_______________________________________________

     (2) Form, Schedule or Registration Statement No.:_________________________

     (3) Filing Party:_________________________________________________________

     (4) Date Filed:___________________________________________________________

[FN]
- ---------------

1 Set forth the amount of which the filing fee is calculated and state how it was determined.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              [TRANSMATION LOGO]

                                AUGUST 20, 1996

     The Annual Meeting of Shareholders of TRANSMATION, INC. (the "Company") will be held at the Hutchinson House, 930 East Avenue, Rochester, New York, on Tuesday, August 20, 1996 at 12:00 noon, local time, for the following purposes more fully described in the accompanying proxy statement:

        1. To elect three directors of the Company.

        2. To consider and act upon a proposal to approve and adopt an amendment to the Articles of Incorporation of the Company which increases the number of shares of Common Stock which the Company is authorized to issue from 8,000,000 shares to 15,000,000 shares.

        3. To consider and act upon a proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which increases the total number of shares available for option grants thereunder from 400,000 to 600,000.

        4. To consider and act upon a proposal to approve and ratify a further amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which fixes a date certain for the exercisability of options previously granted and to be granted in the future thereunder.

        5. To consider and act upon a proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated Directors' Warrant Plan which fixes a date certain for the exercisability of warrants previously granted and to be granted in the future thereunder.

        6. To consider and act upon a proposal to approve and ratify an amendment to the Transmation, Inc. Employees' Stock Purchase Plan to reduce, from one year to six months, the waiting period for eligibility thereunder.

        7. To consider and act upon a proposal to approve and ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1997.

        8. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 28, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     John A. Misiaszek
                                                         Secretary

     Dated: July 10, 1996

                               TRANSMATION, INC.
                             10 VANTAGE POINT DRIVE
                           ROCHESTER, NEW YORK 14624

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Transmation, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company which will be held on Tuesday, August 20, 1996, and at any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to shareholders on or about July 10, 1996. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other six proposals described in this proxy statement and the accompanying notice of meeting.

     As of June 28, 1996, the record date for the Meeting, there were 2,585,824 shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on June 28, 1996 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. Each such shareholder is entitled to one vote for each share of Common Stock registered in his name. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

     The affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Meeting is required for approval and adoption of the proposed amendments to the Articles of Incorporation. See "PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 8,000,000 SHARES TO 15,000,000 SHARES." The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for approval and ratification of (i) each of the two proposed amendments to the Amended and Restated 1993 Stock Option Plan, (ii) the proposed amendment to the Amended and Restated Directors' Warrant Plan, and
(iii) the proposed amendment to the Employees' Stock Purchase Plan. See "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS," "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS" and "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE EMPLOYEES' STOCK PURCHASE PLAN TO REDUCE THE WAITING PERIOD FOR ELIGIBILITY THEREUNDER."

     Shareholders are entitled to cumulate votes in the election of directors provided a shareholder gives the President, a Vice President or the Secretary of the Company notice that he desires that voting at the Meeting be cumulative. Such notice must be in writing and must be given at least 48 hours before the time fixed for holding the Meeting. In addition, a formal announcement must be made at the commencement of the Meeting by the Chairman, the Secretary or by or on behalf of the shareholder, stating that such notice has been given. In the event such notice is not received by the Company within the prescribed time, shareholders will not be entitled to cumulate votes.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. In addition, the Company has retained Regan & Associates, Inc., a professional solicitation firm, which may assist in soliciting proxies for a fee estimated at $3,000 plus reimbursement of out-of-pocket expenses. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information as of June 28, 1996 regarding the only person known to the Company to be the record or beneficial owner of more than 5% of the Common Stock.

                            NUMBER OF SHARES
  NAME AND ADDRESS          OF COMMON STOCK         PERCENT OF
 OF BENEFICIAL OWNER     BENEFICIALLY OWNED (1)     CLASS (1)
- ---------------------    ----------------------     ----------
William J. Berk                  492,184                19.0%
9258 Vista Del Lago
Boca Raton, FL 33428

- ---------------

(1) As reported by Mr. Berk as of June 28, 1996, with such percentage based on 2,585,824 shares issued and outstanding.

     The following table sets forth certain information as of June 28, 1996 regarding the Common Stock held by (i) each director of the Company, (ii) each "Named Executive" (see "EXECUTIVE COMPENSATION"), and (iii) all directors and executive officers of the Company as a group.

                                        NUMBER OF SHARES
                                        OF COMMON STOCK         PERCENT OF
    NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)     CLASS (1)
- ---------------------------------    ----------------------     ----------
Angelo J. Chiarella                           19,081(2)             0.7%
E. Lee Garelick                               56,714                2.2
Gerald R. Katz                                37,481(3)             1.4
Robert G. Klimasewski                         35,592(4)             1.4
Cornelius J. Murphy                            6,829(5)             0.3
John W. Oberlies                               6,005(5)             0.2
Harvey J. Palmer                               9,100(5)             0.4
Arthur M. Richardson                           8,605(5)             0.3
Philip P. Schulp                             105,861(6)             4.1
Eric W. McInroy                               13,567(7)             0.5
John A. Misiaszek                             38,410(8)             1.5
All directors and executive                  337,245(9)            12.7
officers as a group (11 persons)

- ---------------

(1) As reported by such persons as of June 28, 1996, with percentages based on 2,585,824 shares issued and outstanding except where the issuance of shares pursuant to presently exercisable options and warrants indicated in the other footnotes hereto would increase the number of shares owned by such person and the number of shares outstanding.

(2) Includes 3,200 shares jointly owned by Mr. Chiarella and his wife, and presently exercisable warrants to purchase an aggregate of 2,500 shares.

(3) Includes 36,481 shares held by Mr. Katz as Trustee FBO Gerald R. Katz, and presently exercisable warrants to purchase an aggregate of 1,000 shares.

(4) Includes presently exercisable options and warrants to purchase an aggregate of 27,000 shares.

(5) Includes presently exercisable warrants to purchase an aggregate of 2,500 shares.

(6) Includes 400 shares owned by Mr. Schulp's wife, and presently exercisable options to purchase an aggregate of 7,500 shares.

(7) Includes presently exercisable options to purchase an aggregate of 13,330 shares.

(8) Includes (i) 15,072 shares jointly owned by Mr. Misiaszek and his wife, (ii) 200 shares owned by his wife as custodian for their child (as to which shares Mr. Misiaszek disclaims beneficial ownership), and (iii) presently exercisable options to purchase 3,000 shares.

(9) Includes presently exercisable options and warrants to purchase an aggregate of 64,330 shares.

                             ELECTION OF DIRECTORS

     Three of the Company's nine directors are to be elected by the shareholders at the Meeting, each to hold office for a term expiring in 1999 or until his successor is duly elected and qualifies.

     The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below. The votes represented by such proxies may be cumulated if notice is given as described in "GENERAL INFORMATION."

     The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

                       PROPOSED FOR ELECTION AS DIRECTORS
                           AT THE 1996 ANNUAL MEETING

                                                                                      DIRECTOR
                                NAME AND BACKGROUND                                    SINCE
- ------------------------------------------------------------------------------------  --------
ANGELO J. CHIARELLA, age 62, has served as President and General Manager of Midtown     1967
  Holdings Corp., Rochester, New York (commercial real estate) since 1963. He also serves on the Board of Directors of Rochester Gas & Electric Corporation.
E. LEE GARELICK, age 61, was elected to the Board on June 21, 1996 to fill a vacancy    1996
  occasioned by the resignation of William J. Berk. Mr. Garelick has been employed by the Company as a senior executive since April 1996. From June 1979 until April
  1996, Mr. Garelick was President and part owner of Altek Industries Corp.,
  Rochester, New York (manufacturer of calibration instrumentation), which is now a subsidiary of the Company. Pursuant to the Stock Purchase Agreement by which the
  Company acquired Altek Industries Corp. from Mr. Garelick and James N. Wurtz on
  April 3, 1996, the Board of Directors agreed to elect Mr. Garelick to fill the next vacancy occurring on the Board or, if sooner, to nominate him for election to the Board at the Meeting. See "RELATED TRANSACTIONS."
JOHN W. OBERLIES, age 57, has been Executive Director and Chief Operating Officer of    1987
  Rochester Individual Practice Association, Inc., Rochester, New York (health care), since September 1995. From September 1990 until September 1995, he served as Executive Vice President and Chief Operating Officer of LeChase Construction,
  Rochester, New York (general construction). For more than five years prior to that he was Senior Vice President, Customer & Administrative Services, of Rochester Gas
  & Electric Corporation (public utility).

                      DIRECTORS WHOSE TERMS DO NOT EXPIRE
                           AT THE 1996 ANNUAL MEETING

     The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                                               DIRECTOR    TERM
                             NAME AND BACKGROUND                                SINCE     EXPIRES
- -----------------------------------------------------------------------------  --------   -------
GERALD R. KATZ, age 78, is retired. He was President of Capital Industrial       1974       1998
  Finishing Inc., Rochester, New York (finisher of industrial parts) from
  1980 to 1983.
ROBERT G. KLIMASEWSKI, age 53, has served as President and Chief Executive       1982       1998
  Officer of the Company since June 1994. He is also Vice Chairman of
  Burleigh Instruments, Inc., Rochester, New York (manufacturer of laser instrumentation and micropositioning equipment), which he founded in 1972.
CORNELIUS J. MURPHY, age 65, has served as Chairman of the Board of the          1991       1997
  Company since January 1995. He has been Senior Vice President in the
  Rochester, New York office of Goodrich & Sherwood Company (human resources management consulting) since 1990. For over 35 years prior to that, he was employed by Eastman Kodak Company in various executive positions, most recently Senior Vice President and a Director in the office of the
  Chairman. Mr. Murphy also serves on the Board of Directors of Rochester Gas
  & Electric Corporation.
DR. HARVEY J. PALMER, age 50, is Professor and Chair of the Department of        1987       1997
  Chemical Engineering in the College of Engineering and Applied Science of
  the University of Rochester, Rochester, New York (education and scientific research), where he has been a member of the faculty since 1971.
ARTHUR M. RICHARDSON, age 69, has been President of Richardson Capital Corp.,    1985       1997
  Rochester, New York (investments) since 1986. From 1974 to 1986 he served as Chairman and Chief Executive Officer of Security N.Y. State Corp.,
  Rochester, New York (commercial bank holding company). Mr. Richardson also serves on the Boards of Directors of Rochester Gas & Electric Corporation,
  Goulds Pumps, Inc. and Raymond Corporation.
PHILIP P. SCHULP, age 64, is a Vice President of the Company. He served as       1974       1998
  Vice President-Sales from 1987 to 1991, and as a Vice President in other capacities since 1973.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during the fiscal year ended March 31, 1996 ("Fiscal 1996"). Each current director then in office attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

     The Board of Directors has established, among other Committees, an Audit Committee, a Compensation and Benefits Committee, and a Nominating Committee of the Board.

     The current members of the Audit Committee are Messrs. Richardson (Chairman), Chiarella, Katz and Dr. Palmer. The Committee held one meeting during Fiscal 1996, at which it reviewed with Price Waterhouse LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, Price Waterhouse LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of Price Waterhouse LLP.

     The current members of the Compensation and Benefits Committee are Messrs. Chiarella (Chairman), Katz, Murphy, Oberlies, Richardson and Dr. Palmer. The Committee makes recommendations to the Board with respect to compensation and benefits paid to the Company's management and acts as the Stock Option

Committee of the Board (see "EXECUTIVE COMPENSATION"). The Compensation and Benefits Committee held three meetings during Fiscal 1996.

     The current members of the Nominating Committee are Dr. Palmer (Chairman) and Messrs. Klimasewski and Murphy. The purpose of the Nominating Committee is to make nominations to the Board and to consider and establish procedures regarding nominations to the Board submitted by shareholders. The Committee held one meeting during Fiscal 1996. Shareholder recommendations for nomination to the Board should be sent to the Company, to the attention of the President.

DIRECTORS' COMPENSATION

     The Directors' Stock Plan provides for automatic, non-discretionary awards of shares of Common Stock, in lieu of cash directors' fees, to each non-employee director who elect to participate, at the rates of (i) a retainer of 1,000 shares of Common Stock for each full year during which he serves as a director (or such lesser number of shares as has an aggregate market value not exceeding $7,500), (ii) 200 shares of Common Stock for each regular or special meeting of the Board, up to a maximum of six Board meetings per fiscal year, that he attends (or such lesser number of shares per meeting as has an aggregate market value not exceeding $1,500), and (iii) 100 shares of Common Stock for each meeting of a Committee of the Board that he attends (or such lesser number of shares per meeting as has an aggregate market value not exceeding $750). Except for special meetings of the Board, attendance at meetings by conference telephone equipment does not qualify for awards under the Directors' Stock Plan. A maximum of 100,000 shares of Common Stock are available for awards under the Directors' Stock Plan.

     During Fiscal 1996, the Company's six current non-employee directors (Messrs. Chiarella, Katz, Murphy, Oberlies, Richardson and Dr. Palmer) elected to participate in the Directors' Stock Plan, and an aggregate of 14,200 shares of Common Stock were so issued to them.

     During Fiscal 1996, the Company paid cash directors' fees aggregating $1,700 to William J. Berk, a non-employee director who elected not to participate in the Directors' Stock Plan, consisting of a $1,000 retainer fee and a $350 attendance fee for each meeting of the Board of Directors attended in person. During Fiscal 1996 the Company also paid to each of its seven non-employee directors the $1,000 retainer fee earned by them in Fiscal 1995 (prior to adoption of the Directors' Stock Plan), the payment of which had been voluntarily deferred by such directors until Fiscal 1996.

     Directors who are also employees of the Company (currently, Messrs. Klimasewski, Garelick and Schulp) are paid no compensation for their services as directors.

DIRECTORS' WARRANT GRANTS AND EXERCISES

     Pursuant to the Company's Amended and Restated Directors' Warrant Plan (the "Warrant Plan"), during Fiscal 1996 each current non-employee director of the Company (Messrs. Chiarella, Katz, Murphy, Oberlies, Richardson and Dr. Palmer), was granted a warrant, expiring on August 15, 2000, to purchase 2,000 shares of Common Stock at an exercise price of $6.50 per share (the market price of the Common Stock on the grant date). Each warrant becomes exercisable in 500-share increments on specified dates provided that the market price of the Common Stock reaches and maintains certain specified levels. However, if the shareholders approve and ratify at the Meeting the proposed Amendment to the Warrant Plan, such warrants will vest and become exercisable no later than August 16, 1999. See "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS." Under the terms of the Warrant Plan, none of such warrants is transferable except by will or intestacy, and during the director's lifetime they are exercisable only by him. Unexercised warrants lapse on the date a director ceases to be a director of the Company, except that if one ceases to be a director by reason of his death, his warrant lapses 90 days thereafter.

     During Fiscal 1996, non-employee directors exercised warrants previously granted to them under the Warrant Plan and purchased shares of Common Stock as follows: Mr. Chiarella -- 2,500 shares at $3.875;

Mr. Katz -- 2,500 shares at $3.875 and 1,500 shares at $3.00; Mr.
Oberlies -- 500 shares at $3.875; Dr. Palmer -- 2,500 shares at $3.875; and Mr. Richardson -- 2,500 shares at $3.875.

DIRECTOR AND EXECUTIVE OFFICER FILINGS

     During Fiscal 1996, each of six non-employee directors of the Company (Messrs. Chiarella, Katz, Murphy, Oberlies, Richardson and Dr. Palmer) inadvertently filed late with the Securities and Exchange Commission (the "SEC") two reports relating to four automatic awards of Common Stock under the Directors' Stock Plan. All of the Company's directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                               EXECUTIVE OFFICERS

     The Company is currently served by three executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

     ROBERT G. KLIMASEWSKI, age 53, has served as President and Chief Executive Officer of the Company since June 1994. He has served as a director of the Company since 1982, and is also the Vice Chairman of Burleigh Instruments, Inc., a manufacturer of laser instrumentation and micropositioning equipment, which he founded in 1972.

     ERIC W. McINROY, age 49, is a Vice President of the Company and, since April 1996, has served as the Company's Chief Operating Officer. From 1982 until April 1996, he was President of the Company's Transcat Division. He has also served as Vice President of Transmation (Canada) Inc. since 1979.

     JOHN A. MISIASZEK, age 48, is Vice President-Finance of the Company, a position he has held since 1982. Mr. Misiaszek, a certified public accountant who has been with the Company since 1975, has also served as Secretary and Treasurer of the Company for more than the past five years.

                             EXECUTIVE COMPENSATION

     Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the fiscal years ended March 31, 1996, 1995 and 1994, paid by the Company to those persons who were, at March 31, 1996, the Chief Executive Officer and each other executive officer of the Company (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE
                                                                                       LONG TERM
                                 ANNUAL COMPENSATION                                COMPENSATION
                                                                                    ------------
                                                                   OTHER ANNUAL           OPTION        ALL OTHER
NAME AND                                SALARY            BONUS    COMPENSATION           GRANTS     COMPENSATION
PRINCIPAL POSITION           YEAR       ($)(1)           ($)(1)       ($)(2)                 (#)           ($)(3)
Robert G. Klimasewski        1996     $150,000         $259,300(5)       0                   0               0
President and Chief          1995      108,788                0          0             100,000               0
Executive Officer (4)
Eric W. McInroy              1996     $114,578          $57,212          0              30,000               0
President, Transcat          1995      135,000                0          0              15,000          $  960
Division                     1994      113,200                0          0                   0           1,528
John A. Misiaszek            1996     $ 86,000          $39,822          0                   0          $1,348
Vice President - Finance     1995       86,000                0          0              12,000             950
                             1994       86,000                0          0                   0             950




                                        7

- ---------------

(1) The amounts shown include cash compensation earned and paid during the fiscal year indicated as well as cash compensation deferred at the election of the Named Executive into the Company's Long Term Savings and Deferred
    Profit Sharing Plan, a 401(k) plan.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation for any year does not exceed 10% of the total amount of annual salary and bonus for any Named
    Executive.

(3) The amounts shown include Company contributions to the 401(k) Plan.

(4) Mr. Klimasewski became President and Chief Executive Officer of the Company late in the first quarter of Fiscal 1995. Prior to that, he served as an outside director of the Company but was not employed by the Company in any capacity. The amount shown as salary for Fiscal 1995 includes $2,450 in standard outside directors' fees paid to Mr. Klimasewski in that year prior to his becoming President and Chief Executive Officer. See "ELECTION OF
    DIRECTORS -- DIRECTORS' COMPENSATION."

(5) Includes a one-time cash bonus of $100,000 paid to Mr. Klimasewski as an incentive to entering into his Fiscal 1996 employment agreement with the Company. See "EXECUTIVE COMPENSATION -- REPORT OF THE COMPENSATION AND
    BENEFITS COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION."

STOCK OPTIONS

     Shown below is further information on grants of stock options during Fiscal 1996 to the Named Executives. The Company has no provision for stock appreciation rights.

                          OPTION GRANTS IN FISCAL 1996
                                                                                        POTENTIAL
                              INDIVIDUAL GRANTS                                        REALIZABLE
                                         PERCENT                                    VALUE AT ASSUMED
                                         OF TOTAL                                    ANNUAL RATES OF
                                         OPTIONS                                          STOCK
                                        GRANTED TO                                 PRICE APPRECIATION
                           OPTIONS      EMPLOYEES      EXERCISE                            FOR
                           GRANTED      IN FISCAL       PRICE       EXPIRATION       OPTION TERM (1)
                                                                                   -------------------
         NAME                (#)           YEAR         ($/SH)         DATE        5% ($)      10% ($)
Robert G. Klimasewski              0         --         --                 --           --          --
Eric W. McInroy            23,950(2)       22.5%        $6.25         8/14/00      $41,356     $91,386
                            6,050(3)        5.7         $6.625        3/10/01       11,074      24,470
John A. Misiaszek                  0         --         --                 --           --          --

(1) The dollar amounts in these columns are the result of calculations of potential realizable value at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of the Common Stock. There can be no assurance that the Common Stock will perform at the assumed annual rates shown in the table. The Company will neither make nor endorse any predictions as to future stock performance. As an alternative to the assumed potential realizable values stated in the 5% and 10% columns, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options.

(2) Options granted by stock option agreement authorized by the Board of Directors, and not pursuant to the Amended and Restated 1993 Stock Option Plan.

(3) Currently, none of such options vest or become exercisable unless and until the market price of the Common Stock reaches and maintains certain specified levels. However, if the shareholders approve and ratify at the Meeting one of the proposed Amendments to the Amended and Restated 1993 Stock Option Plan, such options will vest and become exercisable no later than the fourth anniversary of the grant date.

    See "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS."

     Shown below is information with respect to (i) options exercised by the Named Executives during Fiscal 1996 and (ii) unexercised options to purchase Common Stock held by the Named Executives at the end of Fiscal 1996.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                           SHARES                                                            VALUE OF ALL UNEXERCISED
                          ACQUIRED                       UNEXERCISED OPTIONS HELD             IN-THE-MONEY OPTIONS AT
                             ON          VALUE                 AT FY-END (#)                       FY-END ($)(1)
                          EXERCISE      REALIZED     ---------------------------------     -----------------------------
         NAME                (#)         ($)(2)      EXERCISABLE     UNEXERCISABLE (3)     EXERCISABLE     UNEXERCISABLE
Robert G. Klimasewski      2,500(4)     $5,938(4)      27,000(5)         75,500(5)          $59,875(5)       $161,063(5)
Eric W. McInroy                0            --          8,540            36,460             $ 8,568          $ 26,301
John A. Misiaszek              0            --          8,000             9,000             $27,000          $ 19,125

(1) Expressed as the excess of the market value of the Common Stock at fiscal year-end ($6.375 per share) over the exercise price of each option.

(2) Expressed as the excess of the market value of the Common Stock on the date of exercise over the exercise price of the option.

(3) Currently, none of the options granted under the Amended and Restated 1993 Stock Option Plan vest or become exercisable unless and until the market price of the Common Stock reaches and maintains certain specified levels. However, if the shareholders approve and ratify at the Meeting one of the proposed Amendments to the Amended and Restated 1993 Stock Option Plan, each such option will vest and become exercisable no later than the fourth anniversary of its grant date. See "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS."

(4) Exercise of warrants granted in 1990 under the Directors' Warrant Plan, when Mr. Klimasewski was an outside director of the Company.

(5) Includes exercisable warrants to purchase 2,000 shares, and unexercisable warrants to purchase 500 shares, granted in 1993 under the Directors' Warrant Plan, when Mr. Klimasewski was an outside director of the Company.

EMPLOYMENT AGREEMENTS

     During Fiscal 1996 the Company and Mr. Klimasewski were party to a one-year employment agreement dated April 1, 1995. Effective April 1, 1996, the Company and Mr. Klimasewski extended the term of his employment agreement for two years and amended certain of the provisions thereof. The provisions of Mr. Klimasewski's employment agreement, and of the extension and amendment thereof, are described in "EXECUTIVE COMPENSATION -- REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION." Mr. Klimasewski has also agreed not to compete with the Company during the term of his employment agreement, as so extended and amended.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
WITH RESPECT TO EXECUTIVE COMPENSATION

     The following report of the Compensation and Benefits Committee (the "Committee") required by the rules of the SEC to be included in this Proxy Statement shall not be deemed incorporated by reference by any statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

     The following discussion applies to the compensation of all of the Company's senior executives, including Robert G. Klimasewski, the Chief Executive Officer, and the other Named Executives, except to the extent that certain elements of Mr. Klimasewski's compensation are fixed pursuant to contract with the Company (see "CHIEF EXECUTIVE OFFICER COMPENSATION" later in this Report).

     EXECUTIVE COMPENSATION PHILOSOPHY. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and each of its business Divisions and contribute to increasing shareholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters based on this review. More importantly, the Company's executive compensation program is intended to compensate sustained performance. Executives are rewarded based upon corporate performance, Divisional performance and individual performance. Corporate performance and Divisional performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to benchmarks. Individual performance is evaluated by reviewing organizational and management development progress against set objectives. The primary criteria for individual performance are as follows:

     - Company-wide profitability in excess of an annually predetermined amount is a prerequisite to the payment of any incentive compensation, so that every executive is motivated to achieve profitability for the entire Company

     - Incentive compensation is measured by the Company's and each Division's success in meeting key line items in the Company's budget, particularly profits

     - Divisional success for purposes of incentive compensation is measured by gross margin and Divisional profitability

     - Controlling expenses, as measured against budget, is rewarded

     In the first quarter of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual salary plan for the executives other than the Chief Executive Officer (whose salary is fixed by contract). This salary plan is developed under the ultimate direction of the Chief Executive Officer based on industry peer group information and performance judgments as to the past and expected future contributions of each executive.

     During the early part of each fiscal year, the Chief Executive Officer sets individualized objectives and key goals for each of the Company's executives in keeping with the performance criteria set forth above. During each fiscal year, the Chief Executive Officer gives executives ongoing feedback on performance. After the end of the fiscal year, the Chief Executive Officer evaluates each executive's accomplishment of objectives and attainment of key goals and provides performance appraisals to the Committee along with recommendations on salary, bonuses and stock options. The performance appraisals and recommendations are considered by the Committee in deciding whether to grant performance awards and in establishing the base salary for executives for the next fiscal year. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance is provided by the Chairman of the Committee.

     EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is structured to attract and retain key executives capable of improving products, promoting technological innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing shareholder value.

     The annual cash compensation paid to executives consists of a base salary and cash bonuses. Salaries are reviewed by the Committee on an annual basis and may be changed at that time based on (i) information derived from the evaluation procedures described above and a determination that an individual's contributions to the Company have increased or decreased, (ii) changes in competitive compensation levels, and/or (iii) changes in the Company's business prospects.

     Performance awards in the form of cash bonuses are awarded under the Company's Annual Executive Bonus Plan, which is approved by the Board of Directors on the recommendation of the Committee. Under this Plan, the Company must first make a profit at a level determined by the Board of Directors before any cash bonuses are paid to executives. For profits above this amount, a bonus is established upon which an individual executive would receive a cash bonus based on his individual performance against pre-established goals for his job classification. Based on the Company's financial performance in Fiscal 1996, the three Named Executives were awarded bonuses for Fiscal 1996 aggregating $356,334.

     Long-term incentives are intended to be provided through the grant of stock options under the Amended and Restated 1993 Stock Option Plan. The Committee views stock options as a means of aligning the long range interests of all employees, including executives, with those of the shareholders by providing them with the opportunity to build a meaningful stake in the Company. During Fiscal 1996, the Committee granted to an aggregate of 145 employees (including one executive officer, Eric W. McInroy) options to purchase an aggregate of 106,400 shares of Common Stock. See "EXECUTIVE COMPENSATION -- STOCK OPTIONS" and "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS."

     Executive and other employees are also entitled to participate in the Company's Long-Term Savings and Deferred Profit Sharing Plan, a 401(k) plan.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Robert G. Klimasewski was elected President and Chief Executive Officer of the Company in June 1994 upon the resignation of William J. Berk, the Company's founder. While it was initially contemplated that Mr. Klimasewski would serve as such on an interim basis only, the Board subsequently determined, and Mr. Klimasewski agreed, that he would serve as President and Chief Executive Officer on a customary year-to-year basis.

     During Fiscal 1996, Mr. Klimasewski was compensated pursuant to a one-year employment agreement with the Company, effective April 1, 1995 (the "Employment Agreement"), which was approved by the Board of Directors on the Committee's recommendation. Under the Employment Agreement, Mr. Klimasewski was paid salary of $150,000 (plus an automobile allowance of $1,000 per month). In addition, as performance incentives, the Employment Agreement also provided for, and Mr. Klimasewski was paid, a one-time cash bonus of $100,000 as an incentive to entering into the Employment Agreement, and a cash bonus of $159,300 based on performance meeting previously established criteria. As a further commitment to the Company by Mr. Klimasewski, he agreed in the Employment Agreement to apply approximately 50% of the after-tax amount of this latter cash bonus to the purchase of Common Stock (which stock was purchased after the close of Fiscal
1996).

     The Committee, with the concurrence of the Board of Directors, credits the Company's continued financial success in Fiscal 1996 in large measure to Mr. Klimasewski's leadership. The Company's net income increased by 223% to $1,234,723 in Fiscal 1996 from $381,785 in Fiscal 1995. This amounted to net income of $0.49 per share in Fiscal 1996 compared to $0.16 per share in Fiscal 1995. In addition, net sales increased to approximately $38.4 million in Fiscal 1996 from approximately $37.3 million in Fiscal 1995. Further, under Mr. Klimasewski's leadership, immediately after the close of Fiscal 1996 the Company completed its first acquisition in over 20 years.

     In light of the Company's performance to date under Mr. Klimasewski's leadership, effective April 1, 1996, the Company and Mr. Klimasewski entered into an extension and amendment of the Employment Agreement (the "Extension"), approved by the Board of Directors on the Committee's recommendation, which reflects the Committee's assessment of Mr. Klimasewski's proven results and his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company. Under the Extension, which expires on March 31, 1998 but may be renewed for one year thereafter if both parties so elect, Mr. Klimasewski's annual salary will be $200,000 during Fiscal 1997 and $235,000 during Fiscal 1998

(plus an automobile allowance of $1,000 per month and, at Mr. Klimasewski's election, the benefits provided to other senior executives of the Company).

     As an annual incentive, the Extension also provides for the payment to Mr. Klimasewski of an annual cash bonus pursuant to the Company's Annual Executive Bonus Plan (which currently provides an annual bonus potential of up to $280,000 if pre-tax profits, before bonuses, for Fiscal 1997 reach $3.5 million); however, Mr. Klimasewski will instead receive 30% of the amount of each such annual bonus in the form of shares of Common Stock (30% of such cash bonus being estimated by the Committee to be the after-tax equivalent of 50% thereof). Mr. Klimasewski may so receive a maximum of 24,300 shares under the Extension, and to the extent that he would otherwise be entitled to bonus shares in excess of that number, the excess bonus compensation will instead be paid to him in cash. The Committee believes that paying Mr. Klimasewski part of his bonus compensation in shares of Common Stock will enhance his commitment to the Company as a shareholder.

     The Employment Agreement is terminable by either party on 30 days' notice, but if the Company terminates the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Klimasewski will be entitled to severance in an amount equal to the total compensation (including bonuses, benefits and stock compensation) payable to him during the 12 months immediately preceding termination.

     Based on its study and review of comparable companies, the Committee believes that the Extension fixes Mr. Klimasewski's total compensation (salary and bonus) at a level that is commensurate with amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and results at similarly positioned companies.
                                            COMPENSATION AND BENEFITS COMMITTEE

                                            Angelo J. Chiarella, Chairman
                                            Gerald R. Katz
                                            Cornelius J. Murphy
                                            John W. Oberlies
                                            Harvey J. Palmer
                                            Arthur M. Richardson

INSIDER PARTICIPATION IN COMPENSATION AND BENEFITS COMMITTEE

     The Chief Executive Officer of the Company consults with the Compensation and Benefits Committee. He participates in discussions of the Committee and makes recommendations to it, but he does not vote or otherwise participate in the Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation and Benefits Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Compensation and Benefits Committee with respect to his own compensation and benefits.

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the five most recent fiscal years, the cumulative total shareholder return on the Common Stock, based on the market price thereof, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Standard & Poor's High Tech Composite Index.

                           TOTAL SHAREHOLDER RETURNS

                                    [GRAPH]

ASSUMES $100 INVESTED ON MARCH 31, 1991 IN THE COMPANY'S COMMON STOCK, THE COMPANIES COMPRISING THE STANDARD & POOR'S 500 STOCK INDEX AND THE COMPANIES COMPRISING THE STANDARD & POOR'S HIGH TECH COMPOSITE INDEX.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

     The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                              RELATED TRANSACTIONS

     The Company has a Consulting Agreement dated April 1, 1979 and amended April 1, 1990, with William J. Berk, a significant shareholder of the Company and its former Chairman of the Board, President and Chief Executive Officer, pursuant to which the Company will retain him as a consultant for 20 years commencing March 1, 1995, and will pay him $30,000 a year for the first ten years and $20,000 a year for the remainder. Such payments are not dependent upon the actual rendering of consulting services. Throughout the consulting period the Company must also provide Mr. Berk with substantially the same fringe benefits as were provided to him when he was employed by the Company, including a medical expense reimbursement plan for Mr. Berk's benefit, limited to $10,000 per fiscal year, and reimbursement for actual out-of-pocket costs for accounting and legal fees and expenses incurred by him or his dependents, limited to $10,000 per fiscal year. Mr. Berk has agreed that he will not compete with the Company for so long as he receives payments from the Company in any form.

     Pursuant to a Disability, Supplemental Death Benefit and Retirement Agreement with Mr. Berk dated April 1, 1979 and amended April 1, 1990, the Company must make annual payments to Mr. Berk, commencing March 1, 1995 and continuing for the rest of his life, in the amount of $96,456. Upon Mr. Berk's death, his wife, if she survives him, will be paid annually 60% of that amount for the rest of her life. The payments due under this agreement are not insured or funded nor are any assets segregated or set aside for the benefit of Mr. Berk or his wife.

     Pursuant to a Stock Registration and Repurchase Agreement with Mr. Berk dated April 1, 1979 and amended April 1, 1990, during Mr. Berk's lifetime and for a period of five years after his death, Mr. Berk and his estate have "piggyback" registration rights, at the Company's expense (with certain exceptions), with respect to the same number of his shares as are being registered by the Company. In addition, within five years after Mr. Berk's death, his estate has a one-time demand registration right with respect to all or any portion of the shares owned by the estate. In addition, at the request of Mr. Berk's estate, the Company will redeem from his estate the maximum number of shares permitted by Section 303 of the Internal Revenue Code (the "Code"), at a redemption price equal to the market value of the Common Stock at the time of his death, except that no such redemption will be required if it would cause a default under any agreement of the Company or a violation of law. The Company has agreed to use its best efforts to obtain a waiver or modification of any agreement or take such proper corporate action to cure any violation of law so as to enable the redemption to take place.

     On April 3, 1996, the Company acquired all of the outstanding shares of Altek Industries Corp. ("Altek") from E. Lee Garelick (now a director and nominee for reelection at the Meeting) and James N. Wurtz, for a total purchase price, negotiated at arms length, consisting of: (i) $1,700,000 in cash; (ii) $3,100,000 in aggregate principal amount of unsecured notes; (iii) 300,000 shares of Common Stock (of which 100,000 shares were delivered at closing); and
(iv) payment of Altek's bank debt in the aggregate principal amount of approximately $806,000. Of such total purchase price, Mr. Garelick was paid: (i) $963,333 in cash; (ii) an unsecured note in the principal amount of $1,756,666, bearing interest at 8% per year and payable $963,333 on April 1, 1997, and $793,333 on April 1, 1998; and (iii) an aggregate of 170,000 shares of Common Stock, of which 56,666 shares were delivered at closing and the balance will be issued in equal annual installments on April 1, 1997 and April 1, 1998.

     The Company has also entered into a three-year Employment Agreement, commencing April 3, 1996, with Mr. Garelick providing for him to serve in a senior executive capacity at an annual salary of $150,000. The employment agreement contemplates that Mr. Garelick will devote to the performance of his duties, on average, more than one week per month but less than three weeks per month during the first year of the employment term, and less time during subsequent years. If the employment agreement is terminated by the Company without defined cause, or by reason of Mr. Garelick's death or defined disability, the Company will continue to pay his salary for the balance of the three-year term.

     The owner of the premises on which Altek's business is conducted is a corporation owned by the adult children of Mr. Garelick and Mr. Wurtz. Altek leases those premises from the owner pursuant to a lease expiring in December 2000, at a rental of $64,404 per year, which the Company believes to be a market rental rate.

                  PROPOSAL TO AMEND ARTICLES OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK
                   FROM 8,000,000 SHARES TO 15,000,000 SHARES

BACKGROUND AND DESCRIPTION OF AMENDMENT

     The Company's Articles of Incorporation, as amended, currently authorize the Company to issue 8,000,000 shares of Common Stock. On June 21, 1996, the Board of Directors approved and adopted, subject to approval and adoption by the shareholders, an amendment to the Articles of Incorporation (the "Articles Amendment") which increases the number of shares of Common Stock that the Company has authority to issue to 15,000,000 shares. The Common Stock's par value of $.50 per share would not be changed by the Articles Amendment.

     As of June 28, 1996, the Company had 2,585,824 shares of Common Stock outstanding. As of that date, an additional 1,273,950 shares of Common Stock were committed for issuance as follows: (i) 200,000 shares required to be issued in connection with the acquisition of Altek (see "RELATED TRANSACTIONS"); (ii) 400,000 shares available for option grants under the Amended and Restated 1993 Stock Option Plan, of which options to purchase an aggregate of 394,530 shares are currently outstanding (see "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS");
(iii) 23,950 shares subject to a stock option agreement between the Company and Eric W. McInroy (see "EXECUTIVE COMPENSATION -- STOCK OPTIONS"); (iv) 450,000 shares available for purchase under the Employees' Stock Purchase Plan, of which an aggregate of 6,193 shares have already been purchased (see "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE EMPLOYEES' STOCK PURCHASE PLAN TO REDUCE THE WAITING PERIOD FOR ELIGIBILITY THEREUNDER"); (v) 100,000 shares available for warrant grants under the Amended and Restated Directors' Warrant Plan, of which warrants to purchase an aggregate of 12,000 shares are currently outstanding (see "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR EXERCISABILITY OF OPTIONS AND WARRANTS"); and (vi) 100,000 shares available for awards under the Directors' Stock Plan, of which an aggregate of 19,101 shares have already been awarded (see "ELECTION OF DIRECTORS -- DIRECTORS' COMPENSATION").

     Accordingly, only 4,140,226 shares of Common Stock are currently authorized but uncommitted and available for issuance for other purposes. In addition, it is proposed that at the Meeting the shareholders also approve an Amendment to the Amended and Restated 1993 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 400,000 to 600,000. See "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS."

     The Board of Directors has considered in the past and will continue to consider various means of broadening the ownership of the Common Stock and enhancing its marketability, including the payment of stock dividends and stock splits. The Board has also considered and will continue to consider the possibility of making acquisitions through the issuance of Common Stock, and the advisability of increasing stock ownership and meeting part of the Company's future capital requirements through public offerings or private placements of Common Stock. Any such future action is, of course, subject to the Company's earnings and financial condition as well as market conditions and other factors that the Board deems relevant. Finally, the Board believes that stock-based compensation provides incentives to management and to employees at all levels that are in the best interests of the shareholders, and the Board desires to continue such compensation, through the Amended and Restated 1993 Stock Option Plan or otherwise.

     Aside from the Board's ongoing consideration of a stock dividend or stock split, management's ongoing evaluation of acquisition possibilities, and the Board's belief in the efficacy of stock-based compensation, the Board has no present plans, agreements or understandings, pending or under discussion, for the issuance of any shares of Common Stock except for the shares of Common Stock intended or available for issuance as described above. However, the Board of Directors considers that in the prudent operation of the Company, it is desirable to have sufficient authorized but unissued shares of Common Stock available to allow the Company to take prompt advantage of market or other conditions in connection with possible financings or acquisitions, for stock dividends or distributions, for grants of options and other stock rights, and for other proper corporate purposes when such action is deemed necessary or desirable by the Board of Directors. The Board of Directors believes that the availability of additional shares of Common Stock for such purposes without delay or the necessity for a special meeting of shareholders (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise.

     The Articles Amendment, if approved and adopted by the shareholders, would result in over 11,140,000 shares of Common Stock authorized but uncommitted and available for future issue by action of the Board of Directors, without further action by the shareholders (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed), for such purposes as the Board may then determine. None of these shares would be subject to any preemptive rights. While the Board does not believe that this increased capitalization would adversely affect the rights of existing shareholders, the future issuance of shares of Common Stock might serve to dilute the interest of existing shareholders. It is also possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease the earnings per share, and increase or decrease the book value per share, of shares currently outstanding.

     If the Articles Amendment is approved and adopted by the shareholders at the Meeting, it will become effective upon the filing thereof by the Ohio Department of State. It is anticipated that such filing will occur within 30 days following the Meeting.

REQUIRED VOTE AND BOARD RECOMMENDATION

     Ohio law requires that the Articles Amendment be approved and adopted by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and adopt the Amendment to the Articles of Incorporation to increase the number of shares of Common Stock which the Company has authority to issue from 8,000,000 to 15,000,000, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                       PROPOSAL TO APPROVE AND RATIFY AN
                        AMENDMENT TO THE OPTION PLAN TO
           INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS

BACKGROUND OF PLAN AND DESCRIPTION OF AMENDMENT

     At the 1993 Annual Meeting, the shareholders approved the Transmation, Inc. 1993 Stock Option Plan. In 1995, the Board of Directors approved amendments to that Plan and adopted the Transmation, Inc. Amended and Restated 1993 Stock Option Plan (the "Option Plan"). The Option Plan was approved and ratified by the shareholders at the 1995 Annual Meeting. The Option Plan is designed to provide incentives in the form of stock options to eligible employees of the Company and its subsidiaries, and is intended to motivate employees to excel in their work, influence employees to align their prospects with that of the shareholders, and serve the Company as a compensation vehicle that will help to attract, hire and retain superior employees.

     On June 21, 1996, in an effort to ensure that the Company continues to receive the benefits of the Option Plan, the Board of Directors approved and adopted Amendment No. 1 to the Option Plan, which amends Section 4 of the Option Plan to increase the number of shares available for option grants thereunder from 400,000 to 600,000, and directed that Amendment No. 1 be submitted to shareholders for their approval and ratification at the Meeting.

     The Company has adopted a policy of granting options to purchase shares of Common Stock to all full-time employees at all levels of employment and believes that such grants have helped to motivate its employees to excel in their work by aligning their prospects with those of the Company's shareholders. The Board of Directors further believes that the Company's successful financial performance during Fiscal 1996 was due, in part, to this policy and the incentives it provides to employees. In furtherance of this policy, the Company has to date granted to over 250 employees (including employees of its recently acquired Altek subsidiary) options to purchase all but 5,470 of the 400,000 shares of Common Stock currently available under the Option Plan. Therefore, the Company would be unable to make significant additional option grants to new employees or as further incentive to existing employees. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan will assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

DESCRIPTION OF OPTION PLAN AS PROPOSED TO BE AMENDED

     The following is a summary of the principal features of the Option Plan.

     INCREASE OF SHARES AVAILABLE. The Option Plan currently provides for the granting of stock options to purchase up to an aggregate of 400,000 shares of Common Stock (subject to adjustment as described below). If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan. Amendment No. 1 to the Option Plan, if approved by the shareholders, would increase the number of shares available for options thereunder from 400,000 to 600,000.

     NATURE OF OPTIONS. The Company may grant under the Option Plan both incentive stock options within the meaning of section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Stock Options"). The Company receives no consideration for the grant of any options under the Option Plan.

     TERM. The Option Plan will continue in effect until all shares of Common Stock subject to issuance under options granted thereunder have been purchased or expire unexercised, provided that no options may be granted under the Option Plan after June 14, 2003.

     ADMINISTRATION. The Option Plan is administered by a committee (the "Stock Option Committee") comprised of the members of the Compensation and Benefits Committee of the Board of Directors. Each member of the Stock Option Committee and each member of the Compensation and Benefits Committee must be a disinterested director within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Stock Option Committee has authority in its discretion and without limitation (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date when each option becomes exercisable, and the vesting schedule of each option, and (ii) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons. Notwithstanding the foregoing, all actions of the Stock Option Committee are subject to the approval of the Compensation and Benefits Committee.

     ELIGIBILITY. Options under the Option Plan may be granted to all full-time employees of the Company, as the Stock Option Committee may select from time to time, including those who are also officers or directors of the Company. As of June 20, 1996, the Company had approximately 245 full-time employees eligible to participate in the Option Plan.

     VESTING OF OPTIONS; AMENDMENT TO VESTING SCHEDULE. As currently in effect and subject to prior expiration (as described below), options granted under the Option Plan vest and become exercisable over a four-year period, and only if the market price of the Common Stock reaches certain specified levels for 20 of 30 consecutive days, as follows:

FOR OPTIONS GRANTED DURING THE 1995 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
        LEAST              ON OR AFTER        TO THE EXTENT OF
- --------------------     ----------------    ------------------
       $ 7.00            the grant date              25%
       $12.00            January 1, 1996             25%
       $16.00            January 1, 1997             25%
       $20.00            January 1, 1998             25%

FOR OPTIONS GRANTED DURING THE 1996 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
        LEAST              ON OR AFTER        TO THE EXTENT OF
- --------------------     ----------------    ------------------
       $12.00            the grant date              25%
       $16.00            January 1, 1997             25%
       $20.00            January 1, 1998             25%
       $20.00            January 1, 1999             25%

FOR OPTIONS GRANTED DURING THE 1997 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
        LEAST              ON OR AFTER        TO THE EXTENT OF
- --------------------     ----------------    ------------------
       $16.00            the grant date              25%
       $20.00            January 1, 1998             25%
       $20.00            January 1, 1999             25%
       $20.00            January 1, 2000             25%

     As described below under the heading "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS," a further amendment to the Option Plan is proposed for approval and ratification at the Meeting. If the further amendment to the Option Plan is approved by the shareholders, if and to the extent the market value requirements described above are not satisfied, the balance of each option previously granted and to be granted in the future under the Option Plan will nevertheless become exercisable no later than the fourth anniversary of its grant date.

     TERMS AND CONDITIONS OF OPTIONS; OPTION PRICE. Except as described below, the minimum option price of any option granted under the Option Plan is the market value of the Common Stock on the grant date of the option, and the term of the option, which is determined by the Stock Option Committee, may not exceed ten years from the grant date. The market value of the Common Stock (reflected by the last sale price thereof as reported by the Nasdaq Stock Market) on June 20, 1996 was $9.00 per share.

     Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

     An optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Stock Option Committee on the option grant date: (i) in cash; (ii) by delivery of shares of Common Stock (valued at its then market value) already owned by the optionee; or
(iii) by the Company withholding shares of Common Stock (valued at its then market value) that would otherwise be delivered to the optionee upon such exercise.

     NON-TRANSFERABILITY; EFFECT OF DEATH OR TERMINATION OF EMPLOYMENT. During the lifetime of an optionee, an option may be exercised only by him and only while he is an employee and has been an employee continuously since the option grant. Options may be exercised for stated periods after termination of employment in the case of the optionee's death, permanent and total disability, or termination for other reason. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise.

     VESTING ACCELERATION. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

     ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, and the number and kind of shares covered by each outstanding option and the price per share thereof, will be appropriately adjusted by the Stock Option Committee.

     AMENDMENTS. The Board of Directors, without further shareholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the adjustment provisions described above), no amendment may be made without the approval of the shareholders which would: (i) increase the maximum number of shares that may be issued; (ii) reduce the minimum option exercise price; (iii) change the class of individuals eligible to receive options; (iv) extend the period for granting or exercising options; (v) reduce the market price requirements for option vesting; or (vi) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the shareholders, then prior to such approval the Stock Option Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the shareholders fail to approve such amendment at their next meeting.

     SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the 400,000 shares currently issuable upon exercise of options granted and to be granted under the Option Plan. If Amendment No. 1 to the Option Plan is approved and ratified by the shareholders at the Meeting, the Company intends to register the additional shares issuable upon exercise of options granted and to be granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

     FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the Federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the Federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

     NONSTATUTORY STOCK OPTIONS: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for Federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

     The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee's gross income. In addition, under the Option Plan as currently in effect (and as more fully described below under the heading "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS"), the Company may be required to record compensation expense as the price of the Common Stock approaches or exceeds the market value requirements for exercisability set forth in the Option Plan. Under those circumstances, the compensation expense would be deductible only to the extent the Company had excess income against which such expense could be offset. If the further amendment to the Option Plan so described below is approved by the shareholders at the Meeting, the Company would not be required to record compensation expense as the price of the Common Stock approaches or exceeds the market value requirements for exercisability set forth in the Option Plan.

     Subject to certain limitations on the deductibility of capital losses, if an optionee disposes of any shares received upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the fair market value of such shares at the time ordinary income was recognized and the amount realized on disposition of such shares. The gain or loss will be either long-term or short-term, depending on whether the shares have been held for more than 12 months from the date of exercise. The Company is not entitled to any tax deduction in connection with such disposition of shares. The Code no longer provides for a deduction with respect to net capital gain (the excess of long-term capital gain over net short-term capital losses during a year). Net capital gain is now taxed at ordinary income rates, except that the maximum tax rate for long-term capital gain is currently 28%.

     INCENTIVE STOCK OPTIONS: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee's individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee's individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired under the Option Plan through the exercise of an Incentive Stock Option, the basis of the shares acquired through the exercise of the Incentive Stock Option will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price.

     Subject to certain limitations on deductibility of capital losses, when the shares received on the exercise of an Incentive Stock Option are sold, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option relating to such shares, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If the above-mentioned holding period requirements of the Code are not met, the sale of the shares received upon the exercise of an Incentive Stock Option is a "disqualifying disposition" and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term or short-term depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option. As described above, the Code no longer provides for a deduction with respect to net capital gain, and net capital gain is now taxed at ordinary rates, except that the maximum tax rate for long-term capital gain is currently 28%.

     Under the Option Plan as currently in effect (and as more fully described below under the heading "TWO PROPOSALS TO APPROVE AND RATIFY AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO FIX DATES CERTAIN FOR THE EXERCISABILITY OF OPTIONS AND WARRANTS"), the Company would be required to record compensation expense as the price of the Common Stock approaches or exceeds the market value requirements for exercisability set forth in the Option Plan. Under those circumstances, the compensation expense would not be deductible for tax accounting purposes. If the further amendment to the Option Plan so described below is approved by the shareholders at the Meeting, the Company would not be required to record compensation expense as the price of the Common Stock approaches or exceeds the market value requirements for exercisability set forth in the Option Plan.

NEW PLAN BENEFITS

     The following table sets forth the amount and dollar value of all outstanding option grants actually received to date by the Named Executives and by certain groups of individuals under the Option Plan. The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable.

                  NAME AND POSITION                       DOLLAR VALUE ($)(1)     NUMBER OF UNITS
ROBERT G. KLIMASEWSKI                                          $ 475,000              100,000
President and Chief Executive Officer
ERIC W. McINROY                                                $  85,619               21,050
President, Transcat Division
JOHN A. MISIASZEK                                              $  57,000               12,000
Vice President -- Finance
ALL EXECUTIVE OFFICERS                                         $ 617,619              133,050
ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS                   $  47,500               10,000
ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR                $ 933,450              251,480
  DIRECTORS

(1) Expressed as the excess of the market value of the Common Stock on June 20, 1996 ($9.00 per share) over the exercise price of each option. Options have been granted on various dates and have exercise prices ranging from $4.00 per share to $6.625 per share.

REQUIRED VOTE AND BOARD RECOMMENDATION

     The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the approval and ratification of Amendment No. 1 to the Option Plan. The Board of Directors recommends a vote in favor of this proposal, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                      TWO PROPOSALS TO APPROVE AND RATIFY
             AMENDMENTS TO THE OPTION PLAN AND THE WARRANT PLAN TO
          FIX DATES CERTAIN FOR EXERCISABILITY OF OPTIONS AND WARRANTS

BACKGROUND OF PLANS AND DESCRIPTION OF AMENDMENTS

     A discussion of the background of the Option Plan and a description of its principal features is set forth above under the heading "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS."

     The Transmation, Inc. Directors' Warrant Plan was approved by the shareholders at the 1984 Annual Meeting. In 1995, the Board of Directors approved a comprehensive amendment of that Plan and adopted the Transmation, Inc. Amended and Restated Directors' Warrant Plan (the "Warrant Plan"). The Warrant Plan was approved and ratified by the shareholders at the 1995 Annual Meeting, and is designed to attract, retain and compensate highly-qualified individuals, who are not employed by the Company or any of its subsidiaries, for service on the Company's Board of Directors, and to allow them to increase their ownership of Common Stock.

     On June 21, 1996, the Board of Directors approved and adopted Amendment No. 2 to the Option Plan and Amendment No. 1 to the Warrant Plan (collectively, the "Amendments"). The Amendments fix dates certain for the exercisability of options and warrants previously granted and to be granted in the future under the Option Plan and the Warrant Plan, and provide that if and to the extent that certain market value requirements for exercisability are not satisfied, the balance of each option or warrant previously granted or to be granted in the future under the Option Plan or the Warrant Plan will nevertheless become exercisable no later than the fourth anniversary of its grant date.

     The Amendments reflect the Board of Directors' intention, at the time it adopted the Option Plan and the Warrant Plan and recommended them to the shareholders for their approval, to award non-compensatory options and warrants in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") entitled "Accounting for Stock Issued to Employees." The Amendments will eliminate the Company's obligation to record compensation expense as the price of the Common Stock approaches or exceeds the market value requirements for exercisability set forth in the Option Plan and the Warrant Plan, respectively. Under APB 25, for plans under which the number of shares granted and the exercise price are known at the date of grant, but under which the options or warrants granted are not exercisable unless the price of the underlying shares reaches a target level significantly higher than the price on the date of grant, compensation expense must be recognized when it becomes probable that the target level will be achieved. Accordingly, under the Option Plan and the Warrant Plan as currently in effect, the Company may be required to record compensation expense for financial accounting purposes which may not be currently deductible for tax accounting purposes. If the Amendments are approved and ratified by the shareholders, the fact that options and warrants vest and become exercisable on a date certain (the fourth anniversary of the grant date thereof) will enable the Company to record compensation expense, if any, for financial accounting purposes as of the date of grant of the option or warrant.

DESCRIPTION OF PLANS AS PROPOSED TO BE AMENDED

     A description of the principal features of the Option Plan is set forth above under the heading "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS." The following is a description of principal features of the Warrant Plan.

     ELIGIBILITY. Each member of the Company's Board of Directors who is not employed by the Company or any of its subsidiaries and who is a member of the Board of Directors on a "Grant Date" (as defined below) is eligible to participate in the Warrant Plan. If a participating Director subsequently becomes employed by the Company or any subsidiary, warrants previously granted to him pursuant to the Warrant Plan continue in full force and effect while he remains a member of the Board, but he is not entitled to further grants under the Warrant Plan. As of June 20, 1996, the Company had six directors who were not employed by the Company or any of its subsidiaries and who were therefore eligible to participate in the Warrant Plan.

     NUMBER OF SHARES AVAILABLE. The Warrant Plan allows for the granting of warrants to purchase an aggregate of 100,000 shares of Common Stock. Shares of Common Stock subject to warrants may be authorized but unissued shares or previously issued shares reacquired by the Company. Shares subject to issuance upon exercise of warrants will continue to be available for issuance if the warrants for such shares are surrendered or lapse prior to exercise or otherwise cease to be exercisable.

     WARRANT GRANTS. The Warrant Plan provides for specific, non-discretionary grants to participating directors of warrants to purchase 2,000 shares of Common Stock on each of the following dates: (i) the day following conclusion of the 1995 Annual Meeting (the "1995 Grant Date"), (ii) the day following conclusion of the 1996 Annual Meeting (the "1996 Grant Date"), and (iii) the day following the conclusion of the 1997 Annual Meeting (the "1997 Grant Date") (each, a "Grant Date"). The Warrant Plan contains no limit on the aggregate number of warrants issuable to any participating director. A participating director may elect to decline any warrant grant, provided that the Company may not pay anything of value to such director in lieu of the warrant grant.

     Warrants granted under the Warrant Plan expire on the fifth anniversary of the Grant Date, and cannot be transferred other than by will or the laws of descent and distribution.

     EXERCISE PRICE. Each warrant is exercisable to purchase shares of Common Stock at a price equal to the market value per share of the Common Stock on the Grant Date.

     VESTING OF WARRANTS; AMENDMENT TO VESTING SCHEDULE. As currently in effect and subject to prior expiration (as described below), warrants granted under the Warrant Plan vest and become exercisable over a four-year period, if the market price of the Common Stock reaches certain specified levels for 20 of 30 consecutive trading days, as follows:

FOR WARRANTS GRANTED ON THE 1995 GRANT DATE:

IF THE MARKET VALUE
OF A SHARE OF COMMON
  STOCK EQUALS AT                                  THE WARRANT WILL BE
        LEAST                ON OR AFTER         EXERCISABLE TO PURCHASE
- --------------------     --------------------    -----------------------
       $ 7.00            the 1995 Grant Date            500 shares
       $12.00            January 1, 1996                500 shares
       $16.00            January 1, 1997                500 shares
       $20.00            January 1, 1998                500 shares

FOR WARRANTS GRANTED ON THE 1996 GRANT DATE:

IF THE MARKET VALUE
OF A SHARE OF COMMON
  STOCK EQUALS AT                                  THE WARRANT WILL BE
        LEAST                ON OR AFTER         EXERCISABLE TO PURCHASE
- --------------------     --------------------    -----------------------
       $12.00            the 1996 Grant Date            500 shares
       $16.00            January 1, 1997                500 shares
       $20.00            January 1, 1998                500 shares
       $20.00            January 1, 1999                500 shares

FOR WARRANTS GRANTED ON THE 1997 GRANT DATE:

IF THE MARKET VALUE
OF A SHARE OF COMMON
  STOCK EQUALS AT                                  THE WARRANT WILL BE
        LEAST                ON OR AFTER         EXERCISABLE TO PURCHASE
- --------------------     --------------------    -----------------------
       $16.00            the 1997 Grant Date            500 shares
       $20.00            January 1, 1998                500 shares
       $20.00            January 1, 1999                500 shares
       $20.00            January 1, 2000                500 shares

     If Amendment No. 1 to the Warrant Plan is approved and ratified by the shareholders at the Meeting, if and to the extent the market value requirements for exercisability described above are not satisfied, the balance of each warrant previously granted or to be granted in the future under the Warrant Plan will nevertheless become exercisable no later than the fourth anniversary of its grant date.

     If Amendment No. 2 to the Option Plan is approved and ratified by the shareholders at the Meeting, each option previously granted or to be granted in the future under the Option Plan will similarly become exercisable no later than the fourth anniversary of its grant date, regardless of whether the market value requirements for exercisability described therein are satisfied. See "PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS."

     NON-TRANSFERABILITY; EARLY EXPIRATION OF WARRANTS. Warrants granted under the Warrant Plan are not transferable. If a participating director ceases to serve on the Board of Directors for any reason other than death, all outstanding unexercised warrants held by him will immediately expire. Upon the death of a participating director while serving on the Board, only the portions of his warrants vested on the date of death are exercisable by his legal representative, and only within 90 days after the date of death (but in no event following expiration of the warrant).

     ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for warrants under the Warrant Plan, and the number and kind of shares covered by each outstanding warrant and the price per share thereof, will be appropriately adjusted.

     ADMINISTRATION AND AMENDMENT. The Warrant Plan is administered by the Board of Directors. The Warrant Plan may be terminated or amended by the Board of Directors provided that any amendment that changes the timing of the grant of warrants, the eligibility requirements for participating directors, the method of determining the exercise price of warrants, the vesting schedule of warrants, or the number of shares subject to warrants, may not occur more frequently than once each six months unless otherwise necessary to comply with the Code or ERISA. In addition, the shareholders must approve any amendment to the Warrant Plan that would materially increase the benefits accruing to participating directors, increase (other than pursuant to the adjustment provisions described above) the number of shares that may be issued thereunder, or modify the requirements as to eligibility for participation in the Warrant Plan.

     SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the shares issuable upon exercise of warrants granted and to be granted under the Warrant Plan.

NEW PLAN BENEFITS

     The following table sets forth the amount and dollar value of all outstanding warrant grants actually received by the Named Executives and by certain groups of individuals during Fiscal 1996. Although the number of warrants to be granted in the future pursuant to the Warrant Plan are determinable, the dollar value of such future grants is not determinable.
                  NAME AND POSITION                       DOLLAR VALUE ($)(1)     NUMBER OF UNITS
ROBERT G. KLIMASEWSKI                                                 0                     0
President and Chief Executive Officer
ERIC W. McINROY                                                       0                     0
President, Transcat Division
JOHN A. MISIASZEK                                                     0                     0
Vice President - Finance
ALL EXECUTIVE OFFICERS                                                0                     0
ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS                    $30,000                12,000
ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR                       0                     0
  DIRECTORS

(1) Expressed as the excess of the market value of the Common Stock on June 20, 1996 ($9.00 per share) over the exercise price of each warrant ($6.50 per share, that being the market value of the Common Stock on August 16, 1995, the date on which the warrants were granted under the Warrant Plan).

REQUIRED VOTE AND BOARD RECOMMENDATION

     Each Amendment will be voted on separately. The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the approval and ratification of Amendment No. 2 to the Option Plan and Amendment No. 1 to the Warrant Plan. The Board of Directors recommends a vote in favor of each of these proposals, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR each such proposal.

                         PROPOSAL TO APPROVE AND RATIFY
               AN AMENDMENT TO THE EMPLOYEES' STOCK PURCHASE PLAN
            TO REDUCE THE WAITING PERIOD FOR ELIGIBILITY THEREUNDER

BACKGROUND OF PLAN AND DESCRIPTION OF AMENDMENT

     In 1995, the Board of Directors adopted the Transmation, Inc. Employees' Stock Purchase Plan (the "Purchase Plan") and recommended that it be submitted to the shareholders for their approval. The Purchase

Plan was approved and ratified by the shareholders at the 1995 Annual Meeting and became effective October 1, 1995. On March 11, 1996, the Board of Directors approved and adopted certain technical amendments to the Purchase Plan which did not require shareholder approval. The Purchase Plan is intended to encourage ownership of Common Stock by present and future employees of the Company at all levels of employment, and thereby provide to such employees the benefit of the incentive created by stock ownership. The Board of Directors believes that participation in the Purchase Plan aligns the interests of participating employees with those of the shareholders, thus increasing the desire of participating employees to remain with the Company, bolstering their efforts while employed by the Company, and helping to attract other qualified applicants for employment.

     On June 21, 1996, the Board of Directors approved and adopted Amendment No. 2 to the Purchase Plan (the "Amendment"), which amends Section 5 of the Purchase Plan to reduce, from one year to six months, the period an employee must be employed by the Company (or a designated subsidiary of the Company) prior to participating in the Purchase Plan, and directed that the Amendment be submitted to the shareholders for their approval and ratification at the Meeting.

     The Board of Directors believes that the Amendment, if approved by the shareholders, will make the benefits of participation in the Purchase Plan available to an expanded number of employees at earlier stages of their careers with the Company. By accelerating eligibility for participation in the Purchase Plan, the Board believes it will more quickly align the interests of participating employees with those of the Company's shareholders, thus further motivating participating employees to excel in their work and further contributing to the Company's success.

DESCRIPTION OF PURCHASE PLAN AS PROPOSED TO BE AMENDED

     The following is a summary of the principal features of the Purchase Plan.

     ELIGIBLE EMPLOYEES: As currently in effect, each employee of the Company (and of any subsidiary of the Company designated by the Board of Directors for participation) is eligible to participate in the Purchase Plan, provided that his customary employment is for more than 20 hours per week and he has been employed for at least one year. As of June 20, 1996, the Board of Directors had designated two subsidiaries, Transmation (Canada) Inc. and Altek Industries Corp., as participating employers under the Purchase Plan. Accordingly, as of June 20, 1996, there were approximately 245 employees of the Company and its designated subsidiaries eligible to participate in the Purchase Plan.

     The Amendment, if approved by the shareholders at the Meeting, would reduce, from one year to six months, the period of time an employee would be required to be employed by the Company or a designated subsidiary prior to eligibility under the Purchase Plan.

     PURCHASE OF SHARES: Eligible employees may participate by enrolling in the Purchase Plan and authorizing specified payroll deductions, of up to 10% of regular earnings, for the purchase of shares of Common Stock at a purchase price that is 85% of the then-current market value of the Common Stock. No participating employee may, during any calendar year, purchase shares through the Purchase Plan having an aggregate fair market value in excess of $25,000. In addition, a participating employee may not make purchases through the Purchase Plan if such purchases would cause him to own 5% or more of the then outstanding shares of Common Stock. Upon the death or termination of employment of any participating employee, any amount remaining in his payroll deduction account will be refunded to him or his estate.

     SHARES AVAILABLE: A total of 450,000 shares of Common Stock may be purchased under the Purchase Plan. As of June 20, 1996, 6,193 shares of Common Stock had been so purchased since the Purchase Plan became effective on October 1, 1995. Shares subject to the Purchase Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for purchase under the Purchase Plan will be appropriately adjusted.

     ADMINISTRATION AND AMENDMENT: The Purchase Plan is administered by the Stock Option Committee, or such other committee appointed by the Board of Directors. Any such committee will be comprised of at least two disinterested members of the Board of Directors.

     The Board of Directors may amend the Purchase Plan at any time, provided that shareholder approval is required for amendments that materially (i) increase the benefits accruing to participating employees, (ii) increase (other than pursuant to the adjustment provisions described above) the number of shares that may be issued under the Purchase Plan, or (iii) modify the requirements as to eligibility for participation. The Board of Directors may terminate the Purchase Plan at any time.

     SECURITIES ACT REGISTRATION: The Company has filed with the SEC a Registration Statement on Form S-8 registering the shares issuable pursuant to the Purchase Plan.

     NEW PLAN BENEFITS: The following table sets forth the number of shares of Common Stock actually purchased by the Named Executives and by certain groups of individuals pursuant to the Purchase Plan, and the dollar value of the benefit to them from participation in the Purchase Plan, during Fiscal 1996.

                  NAME AND POSITION                       DOLLAR VALUE ($)(1)     NUMBER OF SHARES
ROBERT G. KLIMASEWSKI                                           $   485                   536
President and Chief Executive Officer
ERIC W. McINROY                                                 $   157                   174
President, Transcat Division
JOHN A. MISIASZEK                                               $    97                   107
Vice President - Finance
ALL EXECUTIVE OFFICERS                                          $   739                   817
ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS                    $   194                   214
ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR                 $ 3,131                 3,432
  DIRECTORS

(1) Expressed as the excess of the market value of the Common Stock on each date of purchase over the purchase price paid for such shares under the Purchase Plan (85% of the market value of the Common Stock on each date of purchase).

REQUIRED VOTE AND BOARD RECOMMENDATION

     The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the approval and ratification of Amendment No. 2 to the Purchase Plan. The Board of Directors recommends a vote in favor of this proposal and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                       SELECTION OF INDEPENDENT AUDITORS

     The firm of Price Waterhouse LLP, certified public accountants, served as the independent auditors of the Company for Fiscal 1996. In addition to the audit of the Fiscal 1996 financial statements, the Company engaged Price Waterhouse LLP to perform certain services for which it was paid professional fees (see "RELATED TRANSACTIONS"). The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of Price Waterhouse LLP and approved such services prior to their being rendered.

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1997. This selection will be presented to the shareholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the shareholders do not approve this selection, the Board of Directors will reconsider its choice.

     The Company has been advised by Price Waterhouse LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     In order for any shareholder proposal to be included in the Company's proxy statement to be issued in connection with the 1997 Annual Meeting of Shareholders, such proposal must be received by the Company no later than March 10, 1997.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                   JOHN A. MISIASZEK
                                                    Secretary

Dated: July 10, 1996

                               TRANSMATION, INC.
                                     PROXY
    The undersigned hereby appoints ROBERT G. KLIMASEWSKI AND JOHN A. MISIASZEK, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of TRANSMATION, INC. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the Hutchinson House, 930 East Avenue, Rochester, New York, on Tuesday, August 20, 1996 at 12:00 noon, local time, and at any adjournment or adjournments thereof, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of nominees:

    (1) ELECTION OF DIRECTORS

         / / FOR all nominees listed below                                     / / WITHHOLD AUTHORITY
           (except as marked to the contrary).                                   to vote for all nominees listed below.

    (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.

        ANGELO J. CHIARELLA       E. LEE GARELICK       JOHN W. OBERLIES

    2. Proposal to approve and adopt an amendment to the Articles of Incorporation which increases the number of shares of Common Stock which the Company is authorized to issue from 8,000,000 shares to 15,000,000 shares.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

    3. Proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which increases the total number of shares available for option grants thereunder from 400,000 to 600,000.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

    4. Proposal to approve and ratify a further amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which fixes a date certain for the exercisability of options previously granted and to be granted in the future thereunder.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

    5. Proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated Directors' Warrant Plan which fixes a date certain for the exercisability of warrants previously granted and to be granted in the future thereunder.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

                                    (Continued and to be signed on reverse side)

PROXY NO.                                                                 SHARES
                      (Proxy -- continued from other side)

    6. Proposal to approve and ratify an amendment to the Transmation, Inc. Employees' Stock Purchase Plan to reduce, from one year to six months, the waiting period for eligibility thereunder.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

    7. Proposal to approve and ratify the selection of Price Waterhouse LLP as independent auditors for the year ending March 31, 1997.
                / /  FOR        / /  AGAINST        / /  ABSTAIN

    8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. This Proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND, UNLESS OTHERWISE SPECIFIED, FOR EACH OF THE OTHER PROPOSALS LISTED HEREIN AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 10, 1996, describing more fully the proposals set forth herein.

                                                    Dated:............... , 1996

                                                    ............................

                                                    ............................
                                                    Signature(s) of
                                                    shareholder(s)
                                                    Please date and sign name
                                                    exactly as it appears
                                                    hereon. Executors,
                                                    administrators, trustees,
                                                    etc. should so indicate when
                                                    signing. If the shareholder
                                                    is a corporation, the full
                                                    corporate name should be
                                                    inserted and the proxy
                                                    signed by an officer of the
                                                    corporation, indicating his
                                                    title.